UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 22, 2009

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 001-31299

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0865171
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

901 Yamato Road, Suite 110

Boca Raton, Florida 33431

(Address Of Principal Executive Offices

(561) 322-1300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

On June 22, 2009, Joel Ackerman, who has been a director of the Company since 2001, resigned from the Company’s Board of Directors (the “Board”). Mr. Ackerman represented Warburg Pincus (“WP”), the Company’s principal stockholder, on the Board. Mr. Ackerman has advised the Company that his resignation was not the result of any disagreement between himself and the Company on any matter relating to the Company’s operations, policies or practices.

In accordance with the Company’s By-Laws, the Board has authority to fill the vacancy on the Board that results from Mr. Ackerman’s resignation, and any director appointed to fill that vacancy will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. Additionally, WP has the right under a stockholders agreement with the Company to propose for nomination two persons to serve on the Board (following the resignation of Mr. Ackerman, WP has no remaining representatives on the Board). If WP seeks to nominate up to two persons to serve on the Board, and subject to the determination of the Nominating and Corporate Governance Committee referred to below, the Board would appoint such persons to the Board. In the same manner as any person proposed for appointment to the Board, any nominee proposed for appointment by WP will be subject to the determination of the Company’s Nominating and Corporate Governance Committee that such person is qualified to serve on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medical Staffing Network Holdings, Inc.

By:	/s/ Kevin S. Little
Kevin S. Little
President and Chief Financial Officer

Dated: June 23, 2009

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